Exhibit 99.1

Offering Memorandum Excerpts

As of September 30, 2012, on a pro forma basis after giving effect to the Transactions, CEOC had $20,957.6 million face value of outstanding indebtedness. This amount includes $1,146.1 million of notes that are held by HBC, all of which are deemed outstanding by CEOC but not by CEC. Assuming constant outstanding balances and interest rates, CEOC’s debt service obligation for the next 12 months is $1,970.9 million, which includes required interest payments of $1,929.1 million.

Capitalization

The following table sets forth as of September 30, 2012:

(1)	CEOC’s cash and cash equivalents and capitalization on an actual basis;

(2)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Bank Transactions, the offering of the Existing August 9% First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing August 9% First Lien Notes by CEOC, the offering of the Existing December 9% First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing December 9% First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition; and

(3)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to consummation of the Offering Transactions, the Bank Transactions, the offering of the Existing August 9% First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing August 9% First Lien Notes by CEOC, the offering of the Existing December 9% First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing December 9% First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition, which we collectively refer to as the “Transactions.”

	As of September 30, 2012
	Actual	As adjusted for the Bank Transactions, offerings of Existing 9% First Lien Notes, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition	As adjusted for the Transactions
	(in millions)
Cash and cash equivalents(1)	$988.8	$2,615.5	$2,615.5

Debt:
Revolving credit facility(2)	$—	$—	$—
Term loan(3)	6,188.4	5,753.2	4,330.4
First lien notes(4)	4,058.7	4,795.6	6,258.1
Second lien notes(5)	3,138.5	3,138.5	3,138.5
Linq/Octavius senior secured loan(6)	446.3	446.3	446.3
PHW Las Vegas senior secured loan(6)	433.0	433.0	433.0
Chester Downs senior secured notes(6)	330.0	330.0	330.0
Bill’s Gamblin’ Hall & Saloon credit facility(6)	—	185.0	185.0
Subsidiary guaranteed unsecured senior debt(7)	491.8	491.8	491.8
Unsecured senior notes(8)	1,618.1	1,618.1	1,618.1
Other(9)	707.3	707.3	707.3

Total debt, including current portion	17,412.1	17,898.8	17,938.5
Stockholder’s deficit	(2,383.1)	(2,383.1)	(2,391.5)

Total capitalization	$15,029.0	$15,515.7	$15,547.0

(1)	Excludes restricted cash of $762.5 million.
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,071.0 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. As of September 30, 2012, after giving pro forma effect to the Transactions, $205.8 million of additional borrowing capacity was available under our revolving credit facility, with an additional $95.5 million committed to back outstanding letters of credit. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility.

(3)	Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $972.1 million of revolver commitments converted to extended term loans, including as part of the Bank Transactions. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility. In connection with the Bank Transactions, $898.0 million of the term loans were repaid. In connection with the Offering Transactions, we will use approximately $1.4 billion to repay certain outstanding term loans. The B-1, B-2 and B-3 term loans have maturities through January 28, 2015 and currently bear interest at 3.22% and the B-4, B-5 and B-6 term loans have maturities through January 28, 2018 and currently bear interest at 4.47% to 9.50%. See “—Recent Developments—Offering Transactions,” “—Recent Developments—Bank Transactions” and “Use of Proceeds.”
(4)	Consists of the book value of the $2,095.0 million aggregate principal amount of Existing 11.25% First Lien Notes, the $1,250.0 million aggregate principal amount of Existing 8.5% First Lien Notes and the $1,500.0 million aggregate principal amount of Existing 9% First Lien Notes, together with the face value of First Lien Notes offered hereby.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	The Planet Hollywood Loan, the 9.25% Senior Secured Notes due 2020 of Chester Downs, the $450.0 million Octavius Linq Holding Co., LLC senior secured loan and the Bill’s Gamblin’ Hall & Saloon credit facility with an aggregate book value of $1,394.3 million as of September 30, 2012 are non-recourse to CEOC, CEC or any other subsidiaries of CEC.
(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $13.2 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by CEC and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, that have pledged their assets to secure the senior secured credit facilities. Of these notes, $3.4 million face value of the outstanding 10.75%/11.5% Senior PIK Toggle Notes due 2018 are owned by HBC.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $791.8 million face value of 5.625% Senior Notes due 2015, $538.8 million face value of 5.75% Senior Notes due 2017, $573.2 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by CEC. The aggregate face value of such notes is $2,029.8 million. Of these notes, $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $390.9 million face value of the outstanding 5.75% Senior Notes due 2017 and $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 are owned by HBC.
(9)	Consists of the book values of $64.3 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, $616.4 million due to CEC and $26.6 million of miscellaneous other indebtedness.

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This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.